As filed with the Securities and Exchange Commission on November 22, 2023

Registration No. 333-268338

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sony Group Kabushiki Kaisha

(Exact name of Registrant as specified in its charter)

Sony Group Corporation

(Translation of Registrant’s name into English)

Japan	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o 7-1, Konan 1-chome
Minato-ku
Tokyo 108-0075
Japan

(Address of principal executive offices)

The Second Series Restricted Stock Units of Sony Group Corporation

Sony Corporation of America
25 Madison Avenue, 26th Floor
New York, NY 10010
Attn.: Office of the General Counsel
212-833-5893

(Name, address and telephone number of agent for service)

Copy to:

Michael J. Albano, Esq.

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

(Check one):

Large accelerated filer	☒		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

			Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

Sony Group Corp. Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-268342).

EXPLANATORY NOTE

On November 14, 2022, Sony Group Corporation (the “Registrant”) filed a registration statement on Form S-8 (Registration No. 333-268342) (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) to register the offer or sale of up to 358,988 shares of common stock (“Common Stock”) of the Registrant under the Second Series Restricted Stock Units of Sony Group Corporation (the “Plan”). The applicable registration fees were paid at the time of the original filing of the Registration Statement. No shares of Common Stock have been issued in settlement of awards under the Plan prior to the date of this Post-Effective Amendment No. 1 to the Registration Statement (the “Amendment”). On October 31, 2023 (the “Approval Date”) the Registrant’s Compensation Committee approved the Amended RSU Regulations which are in effect pursuant to the Plan. In addition, the Registrant had intended to settle its obligations in respect of awards under the Plan by issuing Common Stock acquired by the Registrant through open-market purchases and therefore no opinion of counsel as to the legality of such securities was required. However, the Registrant now desires the flexibility of using other Common Stock to satisfy its obligations under the Plan. Therefore, this Amendment is hereby filed for the purposes of (i) adding the Amended RSU Regulations and reflecting that, as of the Approval Date, the previously registered shares of Common Stock may be issued under the Amended RSU Regulations and the Plan and (ii) including an opinion of counsel as to the legality of the securities previously registered for offer or sale under the Plan, as an exhibit to the Registration Statement and to update the information contained in Item 5. The Registration Statement shall remain unchanged in all other respects.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 8. Exhibits*

The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K):

4.1     Restricted Stock Unit (RSU) Regulations, as amended*

4.2     Notice of Granting RSUs

4.3     Articles of Incorporation of the Registrant, as amended (English translation thereof) (filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2022 (File No. 001-06439) and incorporated herein by reference)

4.4     Charter of the Board of Directors of the Registrant, as amended (English translation thereof) (filed as an exhibit to the Registrant’s Annual Report on Form 20-F for the fiscal year ended March 31, 2021 (File No. 001-06439) and incorporated herein by reference)

5. 1     Opinion of Nagashima Ohno & Tsunematsu, counsel to the Registrant, as to the legality of the Common Stock being registered*

23.1    Consent of PricewaterhouseCoopers Aarata LLC

23.2    Consent of Nagashima Ohno & Tsunematsu, counsel to the Registrant (included in Exhibit 5.1)*

* Filed herewith.

Sony Group Corp. Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-268342).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Japan as of the 22nd day of November, 2023.

SONY GROUP CORPORATION

By:	/s/ Kazushi Ambe
Kazushi Ambe
Senior Executive Vice President, Corporate
Executive Officer, Officer in charge of Human Resources, General Affairs, Lead of Group Diversity, Equity & Inclusion, and the Corporate Executive Office
Sony Group China Representative

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and as of the dates indicated:

Name	Title	Date

/s/ Kenichiro Yoshida	Chairman and Chief Executive Officer, Representative Corporate Executive Officer, Member of the Board	November 22, 2023
Kenichiro Yoshida

/s/ Hiroki Totoki	President, Chief Operating Officer and Chief Financial Officer, Representative Corporate Executive Officer, Member of the Board	November 22, 2023
Hiroki Totoki

/s/ Yoshihiko Hatanaka	Chairman of the Board	November 22, 2023
Yoshihiko Hatanaka

/s/ Toshiko Oka	Member of the Board	November 22, 2023
Toshiko Oka

Sony Group Corp. Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-268342).

Name	Title	Date

/s/ Sakie Akiyama	Member of the Board	November 22, 2023
Sakie Akiyama

/s/ Wendy Becker	Member of the Board	November 22, 2023
Wendy Becker

/s/ Keiko Kishigami	Member of the Board	November 22, 2023
Keiko Kishigami

/s/ Joseph A. Kraft Jr.	Member of the Board	November 22, 2023
Joseph A. Kraft Jr.

/s/ Neil Hunt	Member of the Board	November 22, 2023
Neil Hunt

/s/ William Morrow	Member of the Board	November 22, 2023
William Morrow

/s/ Mark E. Khalil	Senior Vice President, Sony Group Corporation; President, Sony Corporation of America; Authorized Representative	November 22, 2023
Mark E. Khalil

Sony Group Corp. Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-268342).